UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
July 31, 2009

Wynn Resorts, Limited
(Exact Name of Registrant as specified in Charter)

Nevada	000-50028	46-0484987
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(Address of principal executive offices) (Zip Code)

(702) 770-7555
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 31, 2009, Stephen A. Wynn (“Mr. Wynn”), the Chairman of the Board of Directors of Wynn Resorts, Limited (the “Registrant”), Aruze USA, Inc. (“Aruze”), a Nevada corporation, and Baron Investment Funds Trust (formerly known as Baron Asset Fund) (“Baron”), a Massachusetts business trust, entered into a Waiver and Consent (the “Waiver and Consent”) with respect to that certain Stockholders Agreement, entered into as of April 11, 2002, among Mr. Wynn, Aruze and Baron, as amended by that certain Amendment to Stockholders Agreement, entered into as of November 8, 2006, between Mr. Wynn and Aruze (as amended, the “Stockholders Agreement”).  Pursuant to the Waiver and Consent, (a) Baron and Aruze consented to the transfer of 395,805 shares of the Registrant’s common stock, par value $0.01 per share, held by certain of Mr. Wynn’s permitted transferees under the Stockholders Agreement, (b) Baron waived all of its rights under the Stockholders Agreement and (c) Mr. Wynn and Aruze waived the right of first refusal in connection with a transfer or proposed transfer of shares by Baron.

The foregoing description of the Waiver and Consent does not purport to be complete and is qualified in its entirety by reference to the Waiver and Consent which is filed herewith as Exhibit 10.1 and is incorporated herein by this reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2009, the Board of Directors elected Russell Goldsmith to the Compensation Committee of the Board of Directors.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits

10.1	Waiver and Consent, dated as of July 31, 2009, by and among Stephen A. Wynn, Baron Investment Funds Trust (formerly known as Baron Asset Fund) and Aruze USA, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   August 3, 2009

WYNN RESORTS, LIMITED

By:	/s/ Matt Maddox____________
Matt Maddox
Chief Financial Officer and
Treasurer